Volume 13, Issue 2
Second Quarter 2005

INVESTMENT PROFILE
is published quarterly to keep current and potential Heartland stockholders informed of company activities and to provide an overview of the Company’s current financial performance.

Community Banking

Dubuque Bank & Trust
Galena State Bank
First Community Bank
Riverside
Community Bank
Wisconsin
Community Bank
New Mexico
Bank & Trust
Arizona Bank & Trust
Rocky Mountain Bank

Consumer Finance

Citizens Finance

Investment Banking

HTLF Capital Corp.

Vehicle Leasing and
Fleet Management

ULTEA

Contact

John K. Schmidt
(563) 589-1994
jschmidt@htlf.com

Highlights

■Net Income improved by 18% over second quarter 2004.

■ Only one month of Rocky Mountain Bank's earnings was
included in the second-quarter 2004 results as the acquisition was completed on June 1, 2004.  Its contribution to net income was $527,000 during the second quarter of 2005 compared to $260,000 during the second quarter of 2004.

■ Net interest income increased 34% during the second quarter of 2005, primarily due to the 22% growth in average earning assets, of which half resulted from internal growth and the other half from the acquisition of Rocky Mountain Bank.

■ Net interest margin as a percentage of average earning assets improved to 4.03% during the second quarter of 2005 compared to 3.97% during the first quarter of 2005 and 3.71% for the second quarter of 2004.

■ Total loans and leases increased $72 million or 4% since March 31, 2005.  Loan demand picked up during the second quarter, and management remains optimistic that it will continue during the remaining quarters of 2005.

■ Total deposits increased $62 million or 3% since March 31, 2005.  Over half of this growth occurred at our three banks in our Western markets.

■ The development of Heartland's branch network continued during the second quarter.  Arizona Bank & Trust opened its third branch location at 2036 E. Camelback Road in Phoenix on May 16.  Construction is underway on:

■ three new sites in Albuquerque, New Mexico, under the New Mexico Bank & Trust umbrella.

■ one new site in Kalispell, Montana under the Rocky Mountain Bank umbrella and

■ one new site in Rockford, Illinois, under the Riverside Community Bank umbrella.

Investor Information

Heartland’s common stock is traded on the NASDAQ® National Market System under the symbol “HTLF.”  Heartland is its own stock transfer agent.Any correspondence may be directed to Lois K. Pearce, Corporate Secretary. Primary market makers are:

■ Howe Barnes Investments, Inc., 222 S. Riverside Plaza, 7th Floor, Chicago, IL 60606-5808, Phone 800-800-4693

■ FTN Financial Securities Corp., 350 Madison Avenue, 19th Floor, New York, NY 10017, Phone 866-268-6529

Additional information about Heartland is available through our website at www.htlf.com

Stock Value Per Share

Closing Price (6/30/05): $19.53
52-Week Price Range (6/30/05): $16.78-$21.30
Book Value (6/30/05): $11.11
Price/Book Value (6/30/05): 175.79%
Current Dividend: $0.32
Yield: 1.64%
PE Ratio - Diluted (6/30/05): 15.258
Shares Outstanding (6/30/05): 16,399,470

This newsletter may contain forward-looking statements. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.Heartland undertakes no obligation to update any statement in this newsletter in light of new information or future events.

Financial Highlights (Dollars in thousands, except per share data)

	For the Qtrs Ended June 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
Income Statement Data
Net Interest income	$45,108	$34,130	$77,130	$61,190	$57,680
Provision for loan losses	3,000	2,347	4,846	4,183	3,553
Noninterest income	19,755	19,309	37,841	36,541	30,645
Noninterest expense	46,210	37,228	81,936	67,692	60,659
Income tax expense	4,983	4,223	7,937	8,137	7,523
Income from continuing operations	10,670	9,641	20,252	17,719	16,590
Income from operations of discontinued branch	-	-	-	-	2,277
Net income	10,670	9,641	20,252	17,719	18,867

Ratios
Return on average equity	12.09%	13.22%	12.82%	13.46%	16.44%
Return on average assets	0.81	0.92	0.87	0.95	1.13
Net interest margin (tax equivalent)(1)	4.00	3.82	3.87	3.80	4.04
Allowance as a percent of total loans	1.44	1.42	1.41	1.40	1.40
Earnings per share - diluted	$0.64	$0.62	$1.26	$1.16	$1.28
Earnings per share from continuing operations-diluted(2)	0.64	0.62	1.26	1.16	1.12
Dividends per share	0.16	0.16	0.32	0.27	0.27
Book value per share	11.11	9.98	10.69	9.29	8.40

Balance Sheet Data
Total assets	$2,712,028	$2,476,836	$2,629,055	$2,018,366	$1,785,979
Total loans and leases, net of unearned	1,854,926	1,689,109	1,772,954	1,322,549	1,152,069
Total deposits	2,052,413	1,829,878	1,983,846	1,492,488	1,337,985
Stockholders' equity	182,246	164,208	175,782	140,923	124,041
(1)Tax-equivalent basis is calculated using an effective tax rate of 35%. / (2)Excludes discontinued operations of our Eau Claire branch.

Total Assets (In thousands)            Total Loans (In thousands)                Total Deposits (In thousands)
[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]

Earnings Per Share from Continuing Operations - Diluted   Net Interest Margin (Tax equivalent)  Allowance as Percent of Total Loans
[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]